Exhibit 99.1

Fifth Street Finance Corp. and Fifth Street Senior Floating Rate Corp. Announce
Promotion of Steven M. Noreika to Chief Financial Officer

GREENWICH, CT, July 10, 2015 – Fifth Street Finance Corp. (NASDAQ:FSC) (“FSC”) and Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) (“FSFR”) today announced that the Boards of Directors for both FSC and FSFR have promoted Steven M. Noreika to Chief Financial Officer, replacing Richard A. Petrocelli, who will be leaving Fifth Street to pursue other opportunities effective July 10, 2015. We would like to thank Rich for his contributions during his tenure and wish him success in his future endeavors. Alexander C. Frank remains Chief Financial Officer of Fifth Street Asset Management Inc. (NASDAQ:FSAM) (“FSAM”), the parent company of FSC and FSFR’s investment adviser.

Prior to his promotion, Mr. Noreika has been serving as the Chief Accounting Officer of FSAM. Mr. Noreika joined Fifth Street in September 2008 and during his tenure, he has held various finance and accounting positions, including Chief Financial Officer of FSFR from November 2013 to July 2014. Prior to joining Fifth Street, Mr. Noreika spent six years at Time Warner Inc., where he was a manager of internal reporting, and prior to that he managed audit and tax engagements at Marcum & Kliegman, LLP (now Marcum LLP). Mr. Noreika is a Certified Public Accountant and holds a B.B.A in Accounting from Pace University. He is also a holder of the Chartered Financial Analyst designation.

“Steve has been a valuable member of Fifth Street’s finance and accounting team since joining in 2008, holding various important roles within the organization. I am excited to work closely with Steve in his new role and believe that FSC and FSFR will benefit from the depth of his knowledge, financial acumen and experience across the Fifth Street platform,” stated Todd G. Owens, Chief Executive Officer of FSC.

“Having worked with Steve for seven years I am extremely confident that he will serve effectively as the new CFO for both FSC and FSFR, helping strengthen our infrastructure to support both entities,” commented Ivelin M. Dimitrov, Chief Executive Officer of FSFR, adding, “Steve’s deep financial, accounting and operational experience, combined with his knowledge of both the Fifth Street platform and comfort with financial reporting make him a natural fit for this position.”

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  FSC’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments.  The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $6 billion in assets under management (as of March 31, 2015) across multiple public and private vehicles.  With a track record of over 17 years, Fifth Street’s platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street received the 2015 ACG New York Champion’s Award for “Lender Firm of the Year,” and other previously received accolades include the ACG New York Champion’s Award for “Senior Lender Firm of the Year,” “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions.  FSC’s website can be found at fsc.fifthstreetfinance.com.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors.  FSFR’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments while seeking to preserve its capital.  The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $6 billion in assets under management (as of March 31, 2015) across multiple public and private vehicles.  With a track record of over 17 years, Fifth Street’s platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street received the 2015 ACG New York Champion’s Award for “Lender Firm of the Year,” and other previously received accolades include the ACG New York Champion's Award for “Senior Lender Firm of the Year,” “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions.  FSFR’s website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSC and/or FSFR. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the companies’ respective filings with the Securities and Exchange Commission (as applicable). The companies do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Contact:

Robyn Friedman, Vice President, Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Nick Rust

Prosek Partners

(212) 279-3115 ext. 252

pro-fifthstreet@prosek.com